Exhibit 10.1
Miami International Holdings, Inc.
Senior Executive Annual Bonus Plan

1.Purpose. The purpose of the Miami International Holdings, Inc. Senior Executive Annual Bonus Plan (this “Plan”) is to align the interests of senior executives of the Company with those of the shareholders of the Company and to enhance shareholder value by promoting a connection between the performance of the Company and the compensation of senior executives of the Company.

2.Definitions. The following terms shall have the following meanings:

(a)“Affiliate” means a corporation or other entity controlled by, controlling, or under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such person, whether through the ownership of voting or other securities, by contract, or otherwise.

(b)“Award” means an incentive compensation award which is earned subject to satisfaction of applicable Performance Metrics with respect to a Performance Period as set forth on a Participant’s Scorecard.

(c)“Board” means the Board of Directors of the Company.

(d)“CEO” means the Chief Executive Officer of the Company.

(e)“Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer this Plan in accordance with Section 3 of this Plan.
(f)“Committee Charter” means the Committee’s Charter (as it may be amended from time to time).

(g)“Common Stock” means the common stock, $0.001 par value per share, of the
Company.

(h)“Company” means Miami International Holdings, Inc., a Delaware corporation, and its successors by operation of law.

(i)“Disability” means, with respect to a Participant’s termination of employment, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether a Participant has a Disability shall be determined by the Committee, and the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or any of its Affiliates.
(j)“Equity Plan” means the Miami International Holdings, Inc. 2022 Equity Incentive
Plan.

(k)“Participant” means an employee of the Company or any of its Affiliates who is, pursuant to Section 4 of this Plan, selected to have the opportunity to earn an Award.
(l)“Performance Metrics” means such criteria and objectives as may be established by the Committee, which shall be satisfied or met during the applicable Performance Period as a condition of the Participant’s earning an Award.

(m)“Performance Period” means the 12-month period commencing on January 1 and ending on December 31, or such other periods as the Committee shall determine; provided, that a Performance Period for a Participant who becomes employed by the Company or any of its Affiliates following the commencement of a Performance Period may be a shorter period that commences with such Participant’s employment commencement date.
(n)“Plan” means this Miami International Holdings, Inc. Senior Executive Annual Bonus Plan.

(o)“Scorecard” means the written addendums to this Plan for the applicable Performance Period, as approved by the Committee that sets forth a Participant’s applicable Performance Metrics, target bonus opportunity, and the applicable payout opportunities, including threshold, target and maximum payout levels, and any weighting, calculation methodology or other terms the Committee determines are relevant to the Award opportunity.

3.Administration. This Plan shall be administered by the Committee, subject to approval of the Board. The Committee shall have the authority, in its sole discretion, subject to and consistent with the express provisions of this Plan, to administer this Plan and to exercise all the power and authority expressly granted to it under this Plan or necessary or advisable in the administration of this Plan, including the authority to grant the opportunity to earn Awards; to determine the employees to whom and the time or times at which the opportunity to earn Awards shall be granted; to determine, prescribe, amend or rescind the rules, terms, conditions, restrictions, and Performance Metrics relating to any Award opportunity or this Plan; to determine whether, to what extent and under what circumstances an Award may be settled, cancelled, forfeited, recouped or surrendered; to make adjustments in the Performance Metrics in recognition of unusual or non- recurring events affecting the Company or any of its Affiliates or the financial statements of the Company or any of its Affiliates, or in response to changes in applicable laws, regulations or accounting principles; to construe and interpret this Plan and any Award; and to make all other determinations deemed necessary or advisable for the administration of this Plan. Notwithstanding the foregoing, the Committee shall have the sole discretion to determine whether, or to what extent, Performance Metrics are achieved and the authority to make appropriate adjustments to the

Performance Metrics applicable to an Award opportunity to reflect the impact of extraordinary items not reflected in such goals.

All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the relevant Participant (or any person claiming any rights under this Plan from or through any Participant).

The Committee may delegate all or any part of its authority under this Plan, consistent with the Committee Charter and applicable law. Notwithstanding anything in this Plan to the contrary, the Committee hereby delegates to the CEO, authority under this Plan with respect to employees of the Company who are not executive officers of the Company, including authority to designate their participation in this Plan, establish and administer applicable Scorecards, determine performance achievement and approve payouts, in each case, in accordance with the terms of this Plan.

4.Participant Selection. The Committee shall have the sole authority and discretion to (a) determine the employees to whom Award opportunities shall be granted under this Plan and (b) determine the Performance Metrics that are applicable to such Award opportunities.

5.Time and Form of Payment. Award opportunities granted under this Plan shall be communicated to Participants in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein. All payments in respect of Awards earned under this Plan shall be (a) determined by the Committee in accordance with such Participant’s Scorecard and (b) made in cash or, to the extent consented to by the Participant, or determined by the Committee at the time an Award is granted, in whole or in part, in Common Stock issued under the Equity Plan and valued at its Fair Market Value (as defined in the Equity Plan) on the date of payment. Any payment in respect of an Award shall be made within two and one-half months after the end of the applicable Performance Period.

6.Employment Requirement; Termination of Employment. Unless otherwise provided by the Committee, and except as set forth in this Section 6, a Participant must be actively employed by the Company or any of its Affiliates at the time earned Awards are generally paid with respect to a Performance Period in order to be eligible to receive payment in respect of such earned Award. Notwithstanding the foregoing, unless otherwise provided by the Committee, if a Participant’s employment is terminated as a result of death or Disability prior to the end of the Performance Period, such Participant shall receive a pro rata portion, based on the number of days such Participant was actively employed during the applicable Performance Period, of the earned Award that such Participant would have received with respect to the applicable Performance Period based on actual performance during such Performance Period, which shall be payable at the time payment is made to other Participants in respect of such Performance Period.

7.General Provisions.

(a)Compliance with Legal Requirements. This Plan, the granting of Award opportunities and payment of earned Awards, and the other obligations of the Company under this Plan shall be subject to all applicable federal, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)Nontransferability. Award opportunities shall not be transferable by a Participant.

(c)No Right to Continued Employment. Nothing in this Plan or in any Award opportunity granted under this Plan shall confer upon any Participant the right to continue in the employ of the Company or any of its Affiliates or to be entitled to any compensation or benefits not set forth in this Plan or to interfere with or limit in any way whatever rights otherwise exist of the Company or any of its Affiliates to terminate such Participant’s employment or change such Participant’s compensation.

(d)Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an earned Award under this Plan, the Company or any of its Affiliates, as applicable, shall have the right either to deduct from the payment, or to require the Participant or such other person to pay to the Company or any of its Affiliates, as applicable, prior to delivery of such payment, an amount sufficient to satisfy any federal, state, local or other withholding tax requirements related to such payment.
(e)Amendment or Termination of this Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend or terminate this Plan in whole or in part.
(f)Participant Rights. No Participant shall have any claim to be granted any Award opportunity under this Plan, and there is no obligation for uniformity of treatment among the Participants.

(g)Unfunded Plan. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment with respect to any earned Awards. To the extent a Participant has any rights under this Plan, the Participant’s rights shall be those of a general unsecured creditor of the Company.

(h)Construction. The headings in this Plan are for convenience only, do not constitute a part of this Plan and shall not be deemed to limit or affect any of the provisions of this Plan. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

(i)Governing Law. This Plan, Award opportunities granted under it and actions taken in connection with this Plan or any earned Award shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware to apply.
(j)Section 409A. The Company intends that payment of any earned Awards under this Plan shall be exempt from Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”), and this Plan shall be interpreted, construed and administered in accordance with such intent. To the extent that any Award is not exempt from the application of the requirements of Section 409A, this Plan and the applicable Award shall be construed and interpreted in a manner so as to comply with such requirements.

(k)Clawback. All Awards under this Plan shall be subject (i) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act of 1934, as amended and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any other applicable law and (ii) any right that the Company may have under any Company recoupment, clawback or similar policy or other agreement or arrangement with the Participant.